Exhibit 99.1

4 Mill Ridge Lane
Mill Ridge Farm
Chester, NJ 07930
Main: 908-879-1400
Fax: 908-879-9191
www.adamsrt.com
ADAMS RESPIRATORY THERAPEUTICS REPORTS
FISCAL 2007 THIRD QUARTER FINANCIAL RESULTS
Solid year-over-year net sales growth driven by incremental sales of Delsym® and
Children’s Mucinex® and continued market penetration of Mucinex® DM
Highlights:
•	Net sales of $84.0 million increased 11 percent.

•	Retail consumption of Mucinex and Delsym products each increased more than 45 percent during the 2006-2007 cough/cold season in the cough/cold/allergy/sinus (C/C/A/S) category, according to Information Resources, Inc. (IRI) for the 28 weeks ended March 25, 2007.

•	Adams’ dollar share of the total C/C/A/S category increased three market share points to 11.3 percent, for the 28 weeks ended March 25, 2007, versus prior year, according to IRI.

•	Adams detailed the significant planned expansion and diversification of its product portfolio, including nine new OTC products, such as the Maximum Strength Mucinex and Mucinex Nasal Sprays product lines. (April)

•	The New Drug Application, or NDA, for Mucinex with Codeine, a new prescription treatment for cough was accepted for filing by the FDA and is currently under regulatory review. (March)

•	A settlement agreement was reached in the patent infringement lawsuit against Mutual Pharmaceutical. (March)

•	An agreement was announced with MonoSol Rx, LLC that provides Adams access to oral thin-film drug delivery technology for future prescription and OTC products. (March)
CHESTER, N.J. (May 10, 2007) — Adams Respiratory Therapeutics, Inc. (NASDAQ: ARxT) today announced financial results for the fiscal third quarter ended March 31, 2007.
Commenting on the quarterly results, Michael J. Valentino, president and CEO said, “Overall, I am pleased with our solid top-line results and the in-season market performance of our brands. Our Mucinex and Delsym franchises both experienced the highest year-over-year sales growth of any brands in the cough/cold/allergy/sinus category, according to IRI for the 28 weeks ended March 25, 2007. We also exited the 2006-2007 cough/cold season with significant market share gains and increased consumer awareness. Additionally, we supported our key brands and newly launched products with effective consumer advertising and professional marketing support. All of these factors contributed to our exceptional performance in the competitive marketplace.”
Valentino added, “However, in spite of record retail consumption and strong market share gains for our brands this quarter, we believe our year-over-year growth in net sales was impacted primarily by three factors: 1) the shift in trade purchases to the first half of fiscal 2007; 2) the lower severity of upper respiratory conditions during the 2006-2007 cough/cold season; and 3) the non-recurrence of a product backorder that benefited the prior year period by $9.0 million. Having said that, I am proud of the way we performed this quarter and I have confidence in the fundamentals of our business and in our ability to continue to execute effectively. We are excited about the future growth prospects for Adams and our plans to further leverage the current strength of the business with our planned expansion of our OTC product portfolio next season.”
Third Quarter Financial Results
Net sales for the quarter increased 11 percent to $84.0 million, in line with the Company’s previously disclosed net sales range of $80 to $85 million. Income per diluted share in the 2007 fiscal third quarter was $0.08. The solid top-line results benefited from incremental sales of Delsym and Children’s Mucinex and the continued market penetration of Mucinex DM and Mucinex D, tempered by lower sales of single-ingredient Mucinex. Net sales in the prior year period benefited from the $9.0 million reduction in the product backorder that was generated in the first half of fiscal 2006.
As a percentage of net sales, the total gross margin was 71.8 percent for the fiscal 2007 third quarter, compared to 78.7 percent in the same prior-year period. The decline in the gross margin was primarily due to the year-over-year change in the Company’s product sales mix, including higher sales of lower-margin products, such as Mucinex DM and Delsym, and lower sales of higher-margin products, such as single-ingredient Mucinex. The gross margin was also negatively impacted by charges associated with product returns and the disposal of some inventory during the fiscal 2007 third quarter.
Selling, marketing and administrative expenses increased by $24.2 million to $52.6 million for the three months ended March 31, 2007, as compared to $28.4 million for the prior year period. The increase was primarily driven by increased spending on sales, promotional and marketing programs, especially consumer advertising to support new products. In addition, higher legal expenses were incurred related to the patent infringement lawsuit against Mutual Pharmaceutical, which the Company settled in March 2007.
The effective tax rate used in the calculation of income taxes for the 2007 fiscal third quarter was 25.1 percent. Compared to the Company’s previous 36.0 percent estimate for the fiscal 2007 annual effective tax rate, the decline was primarily due to an adjustment to align our tax liability with our 2006 tax returns, as filed during the third quarter. Compared to the effective tax rate of 38.7 percent in the 2006 fiscal third quarter, this quarter’s effective tax rate also benefited from a tax deduction provided to U.S. manufacturers for which Adams is now eligible as a result of repurchasing the manufacturing assets in Fort Worth. Additionally, the tax rate benefited from a shift to deductible non-qualified stock options from non-deductible incentive stock. Adams now projects its annual effective tax rate for fiscal 2007 to be 35.5 percent, reflecting these adjustments.

Product Sales
Net sales of the adult Mucinex franchise totaled $64.7 million in the 2007 fiscal third quarter, led by Mucinex DM, which generated sales of $26.6 million, an increase of 46 percent over the prior year period. The strong performance of Mucinex DM was driven by the product’s increased market share, improved depth and quality of distribution, and we believe the conversion of some consumers to Mucinex DM from single-ingredient Mucinex. The adult Mucinex franchise also benefited from higher sales of Mucinex D, which increased 75 percent in the quarter to $8.2 million, from $4.7 million in the prior-year period.
Sales of single-ingredient Mucinex decreased in the quarter to $29.9 million from $51.9 million in the 2006 fiscal third quarter. We believe this decline was due primarily to a shift in the timing of trade purchases to the first half of fiscal 2007 and the cannibalization effect of Mucinex DM, which was a function of improved supply and the first-ever dedicated advertising campaign for Mucinex DM.
The Children’s Mucinex line of products, launched in August 2006, generated sales of $4.1 million in the 2007 fiscal third quarter. These new products have rapidly penetrated the pediatric segment of the C/C/A/S category, ending the season as the No. 5 brand, based on retail dollar sales, with a 7.0 percent market share, according to IRI data for the 28 weeks ended March 25, 2007, which encompasses the majority of the cough/cold season.
The Mucinex franchise gained 2.5 market share points during the 2006-2007 cough/cold season and held the No. 2 position in the C/C/A/S category, according to IRI data for the 28 weeks ended March 25, 2007.
The Delsym line of 12-hour OTC cough liquids, which was acquired by Adams in June 2006, produced incremental revenue of $16.2 million during the third quarter, benefiting from its first season of consumer advertising and significant market share gains. During the 2006-2007 cough/cold season, Delsym gained 4.2 market share points and became the No. 2 brand, based on retail dollar sales, in the OTC liquid cough syrup/sore throat segment of the C/C/A/S category, according to IRI data for the 28 weeks ended March 25, 2007.
Business Outlook
•	Revenue
•	Adams continues to expect net revenue to be in the range of $320 million to $335 million for the 2007 fiscal year, as previously disclosed in a March 16, 2007, press release.
•	Gross Margin
•	As a ratio to net sales, Adams expects to produce a gross margin of about 72 percent for fiscal year 2007, reflecting higher revenue of lower-margin products and the unfavorable impact of the $9.2 million non-recurring expense for items such as termination fees, exit costs and impaired assets related to the repurchase of the Fort Worth manufacturing assets in August 2006. This charge represented about 3 gross margin percentage points.

•	Selling, Marketing and Administrative Expenses
•	The Company is lowering its guidance for total selling, marketing and administrative expenses for the 2007 fiscal year to between $165 and $168 million, to reflect some additional adjustments in planned marketing spend.

•	Previously, Adams estimated that SG&A expenses would come in at the lower end of the $168 and $172 million range for fiscal 2007.
•	Product Development Expenses
•	The Company now estimates product development spending for fiscal 2007 to be in the range of $24 to $26 million, due primarily to lower-than-anticipated costs on the clinical development program for erdosteine.

•	Previously, Adams estimated product development expenses to be in the range of $29 to $32 million for fiscal 2007.

•	In general, product development expenses are subject to the timing of various events.
•	Effective Tax Rate
•	The Company expects the effective tax rate for the fiscal 2007 fourth quarter and fiscal year to approximate 36 percent and 35.5 percent, respectively.
Fiscal Third Quarter 2007 Conference Call and Webcast
Adams Respiratory Therapeutics, Inc. (NASDAQ: ARxT) is scheduled to announce its sales and earnings results for the fiscal third quarter of 2007 on Thursday, May 10, 2007, before the market opens. At 9:00 a.m. (ET) on that day, Adams management will conduct a conference call to review the fiscal third quarter results.
To listen live to the call, dial 1-877-669-8882 or 1-706-758-9391. A replay of the call will be available starting at approximately 12 p.m. on May 10 through 5 p.m. on May 17. To listen to the replay, dial 1-800-642-1687 or 1-706-645-9291 and enter the conference ID# 6531289.
A live audio webcast of the conference call also will be available by going to the Investor Relations section of Adams web site, http://www.adamsrt.com. A replay of the webcast will be available starting at approximately 11 a.m. on May 10 through 5 p.m. on June 7.
PLEASE NOTE: A slide presentation to accompany the audio webcast of the conference call will be available by going to the Investor Relations/News and Events section of Adams web site, http://www.adamsrt.com.
About Adams Respiratory Therapeutics, Inc.
Adams is a specialty pharmaceutical company focused on the late-stage development, commercialization and marketing of over-the-counter and prescription pharmaceuticals for the treatment of respiratory disorders.

Forward-Looking Statements
This press release contains certain “forward-looking” statements, including the FDA’s review of the Company’s NDA for Mucinex with Codeine; the expansion and diversification of the Company’s product portfolio; the Company’s spending on the erdosteine clinical program and marketing efforts; and the Company’s future financial performance and growth. Such forward-looking statements can be identified by the words “plan,” “will,” “intend,” “expect,” “estimate,” “anticipate” and similar expressions and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include, among others, the Company’s ability to maintain the success of its existing products and successfully introduce and commercialize new products; the Company’s ability to achieve projected growth and sales; competition from other branded and generic products; the severity of the cough and cold season; seasonality of product sales and other risk factors set forth Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 and under Item 1A. Risk Factors in Adams’ Quarterly Report on Form 10-Q for the period ended December 31, 2006. Except to the extent required by applicable securities laws, Adams is not under any obligation to (and expressly disclaims any such obligation to) update its forward-looking statements, whether as a result of new information, future events, or otherwise. All statements contained in this press release are made only as of the date of this release.
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Investor/Media Contact: Janet M. Barth (908) 879-2428
Source: Adams Respiratory Therapeutics, Inc. (NASDAQ: ARxT)

Adams Respiratory Therapeutics, Inc.
Consolidated Statements of Operations
(Amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
	(unaudited)
Net sales	$84,024	$76,002	$284,742	$186,266
Cost of goods sold	23,691	16,166	79,647	38,607

Gross margin	60,333	59,836	205,095	147,659

Selling, marketing & administrative	52,629	28,440	138,575	74,002
Product development	5,043	3,837	18,057	11,359
AlleRx charge	—	—	2,699	—
Other, net	(1,165)	(80)	(2,867)	(2,868)

	56,507	32,197	156,464	82,493

Income before income taxes	3,826	27,639	48,631	65,166
Provision for income taxes	962	10,696	17,066	25,169

Net income	$2,864	$16,943	$31,565	$39,997

Income per common share
Basic	$0.08	$0.49	$0.90	$1.25
Diluted	$0.08	$0.46	$0.85	$1.12

Weighted-average of common shares used in income per share calculation

Basic	35,515	34,355	35,238	31,884

Diluted	37,169	36,759	37,217	35,653